Oclaro Appoints Global Communications Services Executive to Board of Directors

SAN JOSE, Calif., – August 2, 2017 – Oclaro, Inc. (Nasdaq: OCLR), a leading provider and innovator of optical communications solutions, today announced it has appointed Ian Small to its Board of Directors, effective September 1, 2017.

“We are very pleased to have Ian join our Board,” said Marissa Peterson, Chair of the Board. “Ian’s extensive global experience as an executive and technology strategist with leading communications services companies is expected to further strengthen our Board as Oclaro looks to the future.”

Mr. Small, 53, is a seasoned global executive possessing 25 years of professional experience, with competencies in communications services, digital services, technology innovation and strategy. Most recently, he served as the Chief Data Officer of Telefónica S.A. and a member of its global Executive Committee. He also serves as Chairman of TokBox, a platform-as-a-service provider of embedded video communications which was acquired by Telefónica. Prior to TokBox, he held a variety of executive technology and strategy positions at MarkLogic, marchFIRST and USWeb/CKS. He began his career at Apple. A holder of nine U.S. patents, Mr. Small has an M.Sc. in Computer Science and a B.A.Sc. in Engineering Science from the University of Toronto.

“I am excited to join Oclaro’s Board and look forward to drawing on my background and experience to partner with the management team and build on Oclaro’s strong foundation to create value for its stockholders, customers, partners and employees around the globe,” said Ian Small, Oclaro’s newly appointed director.

On July 27, 2017, Oclaro’s Board increased the size of the Board from seven to eight. Mr. Small will serve as a Class II director and his current term will expire at Oclaro’s 2018 Annual Stockholders Meeting.

About Oclaro
Oclaro, Inc. (Nasdaq: OCLR), is a leader in optical components, modules and subsystems for the core optical, enterprise and data center markets. Leveraging more than three decades of laser technology innovation, photonics integration, and subsystem design, Oclaro's solutions are at the heart of the fast optical networks and high-speed interconnects driving the next wave of streaming video, cloud computing, voice over IP and other bandwidth-intensive and high-speed applications. For more information, visit www.oclaro.com or follow on Twitter at @OclaroInc.

Copyright 2017. All rights reserved. Oclaro, the Oclaro logo, and certain other Oclaro trademarks and logos are trademarks and/or registered trademarks of Oclaro, Inc. or its subsidiaries in the US and other countries. All other trademarks are the property of their respective owners. Information in this release is subject to change without notice.

Oclaro, Inc. Contact	Investor Contact
Pete Mangan	Jim Fanucchi
Chief Financial Officer	Darrow Associates, Inc.
(408) 383-1400	(408) 404-5400
ir@oclaro.com	ir@oclaro.com